Exhibit (a)(7)


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June 16, 2000

TO:               UNIT HOLDERS OF JMB INCOME PROPERTIES, LTD. - V

SUBJECT: OFFER TO PURCHASE UNITS by MP VALUE FUND 4, LLC; MP VALUE FUND 5, LLC; MORAGA FUND 1, L.P.; ACCELERATED HIGH YIELD INSTITUTIONAL INVESTORS, LTD.; ACCELERATED HIGH YIELD INSTITUTIONAL FUND, LTD.; MORAGA-DEWAAY FUND, LLC; MP FALCON FUND, LLC; MORAGA GOLD, LLC; and PREVIOUSLY OWNED MORTGAGE PARTNERSHIPS INCOME FUND, L.P.(collectively the "Purchasers")

Dear Unit Holder:

         You should recently have received our Offer to Purchase and related Letter of Transmittal(the "Offer"), by which we are offering to purchase up to 15,402 Units of limited partnership interest (the "Units") in JMB INCOME PROPERTIES, LTD. - V, an Illinois limited partnership(the "Partnership").

         Our Offer was originally priced at $80 per Unit, but was increased to $115 per Unit after the General Partner announced an offer to purchase the Partnership's property, based in part on the General Partner's estimate of potential distributions of proceeds to Unit holders. We regret that, due to the recent announcement by the General Partner (in a press release dated June 14, 2000) that the recent offer to purchase the Partnership's property had been quickly withdrawn, we are no longer able to offer $115 per Unit. Without a sale of the property at the proposed contracted price, even the General Partner's estimate of value is less than $90 per Unit. Therefore, we are hereby extending the Expiration Date of our Offer to June 30, 2000 and reducing our purchase price to:

                                  $90 per Unit

less the amount of any distributions declared or made with respect to the Units between May 3, 2000 and June 130, 2000, or such other date to which this Offer may be further extended.

         Our revised offer is 12.5% higher than our original price, in spite of this negative development. In its letter to Unit holders regarding our Offer, the General Partner stated that, if the property were not sold on the terms of the withdrawn offer:

         "...the  amount  potentially   distributable  to  Investors  (could  be
         reduced) to $68 per Interest, if the Partnership were required to remain in existence through 2002."

The General Partner went on to say that the amount could be further reduced if the partnership remains in existence beyond 2002 or experiences unexpected expenses. Our price is 32% more than the General Partner has estimated the final distribution to limited partners will be unless the property is sold and produces proceeds in excess of estimated amounts. In its letter to Unit holders, the General Partner's Special Committee stated:

              The Special Committee expresses no opinion and remains neutral with respect to the offer for those investors who have no current or anticipated need for liquidity with respect to their interests and who are willing to continue bearing the economic risk of retaining their interests until the liquidation


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              and termination of the partnership. HOWEVER, THE SPECIAL COMMITTEE
              RECOMMENDS THAT ALL OTHER INVESTORS ACCEPT THE OFFER AND TENDER THEIR INTERESTS PURSUANT TO THE OFFER. (Emphasis added.)

We are now offering 12.5% more than the price upon which that recommendation was made!

         Those who sell their Units to the Purchasers will have no further tax filing requirements with respect to the Partnership after filing their returns for the year 2000.

         After carefully reading the entire Offer, if you elect to tender your Units, mail (using the enclosed pre-addressed, postage paid envelope) or telecopy a duly completed and executed copy of the Letter of Transmittal (the yellow form) and Change of Address forms, and any other documents required by the Letter of Transmittal, to the Depositary for the Offer at:

                           MacKenzie Patterson, Inc.,
                               1640 School Street
                            Moraga, California 94556
                            Facsimile: (925) 376-7983
                       E-Mail Address: offers@mackpatt.com

         If you are concerned about our receipt of your documents prior to the expiration date of the Offer, you may fax us a copy of the Letter of Transmittal and send the original by mail.

         If you have already tendered Units by submitting a Letter of Transmittal (the green form), there is no need to submit a new transmittal form. All selling Unit holders will receive the highest price offered by the Purchasers to any Unit holders as of the Expiration Date, regardless of the date of tender or the form used.

If you have any questions or need assistance, please call the Depository at 800-854-8357.

               This Offer expires (unless extended) June 30, 2000.